
                                 EXHIBIT No. 11


                                  IMATRON INC.
                        Computation of Per Share Earnings
                      (In thousands, except per share data)

                                        Year ended           Year ended            Year ended
                                     December 31,1996      December 31,1995      December 31, 1994
                                 ---------------------   --------------------   ------------------
        PRIMARY
Weighted average shares outstanding   74,406                 57,598                53,059
Assumed conversion of preferred
stock, based on the "as if"
converted method                         -                      -                   6,539
Net effect of dilutive stock
options based on the
treasury stock method using
the average market price                 -                      -                   1,746
Net effect of dilutive stock
warrants based on the
treasury stock method using
 the average market price                -                      -                     758
                                ----------------------  ---------------------   --------------------
             TOTAL                    74,406                 57,598                62,102
                                ----------------------  ---------------------   --------------------
   Net income (loss)               $ (10,465)             $  (2,449)              $ 2,310
                                ----------------------  ---------------------   --------------------
   Net income(loss) per share             (0.14)               $   (.04)             $ .04
                                ----------------------  ---------------------   --------------------
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
                                   SCHEDULE II
                                  IMATRON INC.

                 Valuation and Qualifying Accounts and Reserves
                                 (In thousands)

                                                           Balance at            Charged to           Balance at
                                                          Beginning of           Costs and            End of the
              Description                                    Period               Expenses              Period
          ---------------------                        -------------------    -----------------    -----------------

      Balances for the year ended December 31, 1994:
    Allowance for doubtful accounts receivable                $84                   $76                  $160
        Balances for the year ended December 31, 1995:
    Allowance for doubtful accounts receivable                160                    11                   171
        Balances for the year ended December 31, 1996:
    Allowance for doubtful accounts receivable                171                   939                  1,110
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